EXHIBIT 99.1

TIVO, DISH NETWORK AND ECHOSTAR ANNOUNCE HALF-BILLION DOLLAR SETTLEMENT OF PATENT LITIGATION

ALVISO, Calif., and ENGLEWOOD, Colo. - May 2, 2011 - TiVo Inc. (NASDAQ: TIVO), DISH Network Corporation (NASDAQ: DISH), and EchoStar Corporation (NASDAQ: SATS) announced today that they have settled all of their ongoing patent litigation.
Under the terms of the settlement, DISH Network and EchoStar agreed to pay TiVo $500 million, including an initial payment of $300 million with the remaining $200 million distributed in six equal annual installments between 2012 and 2017. TiVo, DISH Network and EchoStar agreed to dismiss all pending litigation between the companies with prejudice and to dissolve all injunctions against DISH Network and EchoStar.
The parties also granted certain patent licenses to each other. TiVo granted DISH Network a license under its Time Warp patent (US Pat. No. 6,233,389) and certain related patents, for the remaining life of those patents. TiVo also granted EchoStar a license under the same '389 patent and certain related patents, for the remaining life of those patents, to design and make certain DVR-enabled products solely for DISH Network and two international customers. EchoStar granted TiVo a license under certain DVR-related patents for TiVo-branded, co-branded and ingredient-branded products.
“We have tremendous respect for TiVo's management, and we have always said that regardless of the outcome of the case, there were many ways that we could work together with TiVo,” said Charlie Ergen, Chairman and CEO of DISH Network. “The results of TiVo's formidable intellectual property enforcement program speak for themselves, and consequently, we are pleased to put this litigation behind us and move forward. Additionally, we believe that our agreement with TiVo provides us a competitive advantage as one of the few multichannel operators with rights to operate under TiVo's Time Warp patent, which ultimately will allow us to enhance the performance of our award-winning DVRs. We look forward to continuing to offer DISH Network customers the most choices in video service.”
“We are extremely pleased to reach an agreement with DISH Network and EchoStar which recognizes the value of our intellectual property,” said Tom Rogers, president and CEO of TiVo. “The compensation from this settlement, including the resulting reduction in legal expenditures, puts TiVo in an enviable financial and strategic position. This settlement, which brings the total compensation paid by DISH Network for use of TiVo's '389 patent family to over $600 million, demonstrates the significant return afforded to our shareholders by diligent enforcement of TiVo's intellectual property rights. Those efforts will aggressively continue with other parties.”
In addition, TiVo will play a role in helping DISH Network promote the Blockbuster digital video service. Ergen added, “We are excited to work with TiVo to help develop our Blockbuster video service. Resolving the patent infringement case allows us to further engage with TiVo on a variety of exciting strategic initiatives, like Blockbuster, where we are uniquely positioned to collaborate.”
About TiVo Inc.
Founded in 1997, TiVo Inc. (NASDAQ: TIVO) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry. www.tivo.com
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2011 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

About DISH Network

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides more than 14.19 million satellite TV customers, as of March 31, 2011, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy industry-leading customer satisfaction, the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS), provides equipment sales, digital broadcast operations, and satellite services that enhance today's digital TV lifestyle, including products from Sling Media, Inc., a wholly owned subsidiary. Headquartered in Englewood, Colo., EchoStar has more than 25 years of experience designing, developing and distributing award-winning television set-top boxes and related products for pay television providers and is creating hardware and service solutions for cable, Telco, IPTV and satellite TV companies. EchoStar includes a network of 10 digital broadcast centers and leased fiber optic capacity. EchoStar also delivers satellite services through 10 satellites and related FCC licenses. For more information, please visit www.EchoStar.com.
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TiVo contacts:
Media: KristaWierzbicki, (408) 519-9438, kwierzbicki@tivo.com
Investors: Derrick Nueman, (408) 519-9677, dnueman@tivo.com

DISH Network and EchoStar contacts:
Media: Marc Lumpkin, (303) 723-2010, marc.lumpkin@dishnetwork.com
Investors: Jason Kiser, (303) 723-2210, Jason.kiser@dishnetwork.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by TiVo, DISH Network, and EchoStar relate to, among other things, TiVo's future aggressive enforcement of its intellectual property against other parties and the promotion and marketing of the Blockbuster digital video service by TiVo and DISH Network as well as other possible strategic initiatives between TiVo and DISH Network in the future. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in each company's public reports filed with the Securities and Exchange Commission, including each company's most recent annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Each company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Each company disclaims any obligation to update these forward-looking statements.